EXHIBIT 11

                                PAYCHEX, INC.
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                    (In thousands except per share data)

For the three months ended August 31,                       1997          1996

A.  Net income                                          $ 23,074      $ 17,073

B.  Actual weighted-average number of common
    shares outstanding                                   108,563       107,480

C.  Earnings per common share (A/B) (1)                 $    .21      $    .16

PRIMARY DILUTED EARNINGS PER SHARE (2):

D.  Net effect of dilutive stock options based on
    Treasury Stock Method using average market price
    for the three months ended August 31,                  1,065         1,236

E.  Adjusted weighted-average shares outstanding (B+D)   109,628       108,716

F.  Primary diluted earnings per share (A/E)            $    .21      $    .16

G.  Dilutive effect on earnings per share (C-F)         $    .00      $    .00

FULLY DILUTED EARNINGS PER SHARE (2):

H.  Net effect of dilutive stock options based on
    Treasury Stock Method using the period end market
    price, if greater than the average market price
    for the three months ended August 31,                  1,065         1,287

I.  Adjusted weighted-average shares outstanding (B+H)   109,628       108,767

J.  Fully diluted earnings per share (A/I)              $    .21      $    .16

K.  Dilutive effect on earnings per share (C-J)         $    .00      $    .00

(1) Earnings per common share information is based on weighted-average number of shares of common stock outstanding during each period. No effect has been given to stock options outstanding under the Company's Stock Incentive Plans as no material dilutive effect would result from the exercise of these options.

(2) This calculation is submitted in accordance with The Securities and Exchange Act of 1934, although not required by Accounting Principles Board Opinion No. 15, since no material dilutive effect would result from the exercise of these options.